UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 4, 2021

ENTRAVISION COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-15997	95-4783236
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2425 Olympic Boulevard, Suite 6000 West

Santa Monica, California 90404

(Address of principal executive offices) (Zip Code)

(310) 447-3870

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	EVC	The New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01   Entry into a Material Definitive Agreement.

On June 4, 2021, Entravision Communications Corporation (the “Company”) entered into a Second Amendment (the “Amendment”) to the Credit Agreement dated as of November 30, 2017 and amended as of April 30, 2019 (the “2017 Credit Agreement”), by and among the Company, Bank of America, N.A., as Administrative Agent, and the other financial institutions party thereto as Lenders (collectively, the “Lenders”).

The Amendment amends the 2017 Credit Agreement to, among other things, permit additional investments in restricted subsidiaries that are not loan parties and make certain changes to the definition of “Consolidated Net Income”.

Pursuant to the Amendment, the Company agreed to pay to the Lenders consenting to the Amendment a fee equal to 0.375% of the aggregate principal amount of the outstanding loans held by such Lenders under the 2017 Credit Agreement as of June 4, 2021. This fee totaled approximately $0.6 million.

The foregoing description of the Amendment is not complete and is qualified in its entirety by the terms and provisions of the Amendment, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits

10.1

Second Amendment, dated as of June 4, 2021, to Credit Agreement, dated November 30, 2017 and amended as of April 30, 2019, by and among by and among the Company, Bank of America, N.A., as Administrative Agent, and the other financial institutions party thereto as Lenders.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTRAVISION COMMUNICATIONS CORPORATION

Date: June 4, 2021	By:	/s/ Walter F. Ulloa
Walter F. Ulloa
Chairman and Chief Executive Officer